SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             -----------------------

                                   FORM 8-K/A

                             -----------------------


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): June 22, 2001

                    The Interpublic Group of Companies, Inc.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


  Delaware                          1-6686                    13-1024020
--------------------------------------------------------------------------------
(State or Other Jurisdiction    (Commission File            (IRS Employer
      of Incorporation)              Number)             Identification No.)

1271 Avenue of the Americas, New York, New York                  10020
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                       (Zip Code)


        Registrant's telephone number, including area code: 212-399-8000
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

a.       Financial Statements of Business Acquired

            On June 22, 2001, The Interpublic Group of Companies, Inc. ("Registrant") acquired True North Communications Inc. ("True North"). Registrant hereby amends its Current Report on Form 8-K for June 22, 2001 in accordance with Rule 12b-15 under the Securities Exchange Act of 1934 and sets forth below the audited Consolidated Balance Sheets of True North as of December 31, 2000 and December 31, 1999, and the Consolidated Statements of Income, Consolidated Statements of Cash Flows, and Consolidated Statements of Stockholders' Equity of True North for the years ended December 31, 2000, 1999 and 1998.

CONSOLIDATED STATEMENTS OF INCOME
---------------------------------

(IN 000'S, EXCEPT PER SHARE AMOUNTS)


                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                                              AS RESTATED
                                                                        -----------------------
                                                              2000         1999         1998
                                                           ----------   ----------   ----------

COMMISSIONS AND FEES.....................................  $1,556,843   $1,439,414   $1,274,284
                                                           ----------   ----------   ----------
OPERATING EXPENSES:
  Salaries and benefits..................................     914,889      871,433      806,602
  Office and general.....................................     448,661      421,733      364,524
  Restructuring and other charges........................      16,910       75,354        3,278
                                                           ----------   ----------   ----------
    Total operating expenses.............................   1,380,460    1,368,520    1,174,404
                                                           ----------   ----------   ----------
OPERATING INCOME.........................................     176,383       70,894       99,880
                                                           ----------   ----------   ----------
OTHER INCOME (EXPENSE):
  Interest income........................................       5,910        7,300        6,118
  Interest expense.......................................     (17,211)     (18,128)     (22,242)
  Loss on involuntary conversion of affiliate
    investment...........................................          --           --      (12,616)
  Gains on sales of marketable securities and other......       3,454       11,172       17,810
                                                           ----------   ----------   ----------
    Total other income (expense).........................      (7,847)         344      (10,930)
                                                           ----------   ----------   ----------
INCOME BEFORE TAXES, MINORITY INTEREST AND EQUITY
  INCOME.................................................     168,536       71,238       88,950
  Provision for income taxes.............................      75,755       41,289       56,066
                                                           ----------   ----------   ----------
INCOME BEFORE MINORITY INTEREST AND EQUITY INCOME........      92,781       29,949       32,884
  Minority interest expense..............................      (2,986)      (4,161)      (4,044)
  Equity in earnings (loss) of affiliated companies......     (28,192)       2,434        5,427
                                                           ----------   ----------   ----------
NET INCOME...............................................  $   61,603   $   28,222   $   34,267
                                                           ==========   ==========   ==========

PER SHARE INFORMATION:
  Basic earnings per share...............................  $     1.24   $     0.60   $     0.75
  Diluted earnings per share.............................  $     1.21   $     0.59   $     0.72
  Average common shares outstanding......................      49,494       47,346       45,748
  Average common shares outstanding--assuming dilution...      51,066       48,142       47,595
  Cash dividends per common share........................  $     0.60   $     0.60   $     0.60



          See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
---------------------------

(IN 000'S)


                                                                    AT DECEMBER 31,
                                                              ---------------------------
                                                                              AS RESTATED
                                                                              -----------
                                                                 2000            1999
                                                              ----------      -----------

                                         ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $  136,322      $  118,265
  Short-term investments....................................          --          16,858
  Marketable securities.....................................         180           2,076
  Accounts receivable, net of allowance for doubtful
    accounts of $20,795 in 2000 and $15,292 in 1999.........   1,048,793       1,020,701
  Expenditures billable to clients..........................      58,422          69,512
  Other current assets......................................      39,877          19,529
                                                              ----------      ----------
    Total current assets....................................   1,283,594       1,246,941
                                                              ----------      ----------
PROPERTY AND EQUIPMENT:
  Land and buildings........................................         917           1,009
  Leasehold improvements....................................     103,070          90,132
  Furniture and equipment...................................     241,698         246,635
                                                              ----------      ----------
                                                                 345,685         337,776
  Less--Accumulated depreciation and amortization...........    (179,609)       (180,977)
                                                              ----------      ----------
    Total property and equipment............................     166,076         156,799
                                                              ----------      ----------
OTHER ASSETS:
  Intangible assets, net of accumulated amortization of
    $141,592 in 2000 and $117,373 in 1999...................     458,747         443,956
  Investment in affiliated companies........................      92,803          33,312
  Other assets..............................................      62,070          83,145
                                                              ----------      ----------
    Total other assets......................................     613,620         560,413
                                                              ----------      ----------
      Total assets..........................................  $2,063,290      $1,964,153
                                                              ==========      ==========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $1,160,974      $1,034,980
  Short-term bank borrowings................................      45,540         117,847
  Income taxes payable......................................      39,117          22,642
  Current portion of long-term debt.........................      11,736           9,036
  Accrued expenses..........................................     229,143         210,283
                                                              ----------      ----------
    Total current liabilities...............................   1,486,510       1,394,788
                                                              ----------      ----------
NONCURRENT LIABILITIES:
  Long-term debt............................................      26,730          36,632
  Liability for deferred compensation.......................      75,459          67,723
  Other noncurrent liabilities..............................      69,608         139,761
                                                              ----------      ----------
    Total noncurrent liabilities............................     171,797         244,116
                                                              ----------      ----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $1.00 par value, authorized 100 shares,
    none issued.............................................          --              --
  Common stock, 33 1/3 CENTS par value, authorized 90,000
    shares, 50,120 issued in 2000 and 48,881 in 1999........      16,656          16,295
  Paid-in capital...........................................     342,404         293,435
  Retained earnings.........................................      69,704          37,970
  Unrealized gain on marketable securities..................          89           1,179
  Cumulative translation adjustment.........................     (21,017)        (20,786)
  Less--treasury stock, at cost: 1 in 2000; 24 in 1999......         (35)           (983)
  Less--deferred compensation...............................      (2,818)         (1,861)
                                                              ----------      ----------
    Total stockholders' equity..............................     404,983         325,249
                                                              ----------      ----------
      Total liabilities and stockholders' equity............  $2,063,290      $1,964,153
                                                              ==========      ==========



          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN 000'S)


                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                               AS RESTATED
                                                                          ---------------------
                                                                2000        1999        1998
                                                              ---------   ---------   ---------

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
  Net income................................................  $  61,603   $  28,222   $  34,267
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Restructuring and other charges, net of tax.............      9,723      49,487          --
    Involuntary conversion of Publicis investment...........         --          --      12,616
    Depreciation and amortization...........................     74,003      68,837      55,724
    Provision for doubtful accounts.........................     19,700       7,511       3,684
    Provision for deferred compensation.....................      6,779       8,515       9,906
    Equity in (earnings) loss of affiliated companies.......     28,192      (2,434)     (5,427)
    Dividends received from affiliated companies............        889       1,011         328
    Income tax benefit related to employee stock options....      7,526       6,529       2,989
    Other non-cash items....................................        313      (5,251)    (17,371)
    Changes in assets and liabilities, net of acquisitions:
      Accounts receivable...................................        709    (115,484)    (65,058)
      Other current assets..................................      4,916     (13,728)      7,072
      Accounts payable......................................     67,109     (14,177)     58,827
      Accrued expenses......................................      6,740      10,583     (41,698)
      Deferred income taxes.................................     23,469       1,030      15,531
                                                              ---------   ---------   ---------
        Net cash provided by operating activities...........    311,671      30,651      71,390
                                                              ---------   ---------   ---------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchases of property and equipment.......................    (57,618)    (63,056)    (41,261)
  Acquisitions and investments in businesses................   (111,006)    (82,372)    (83,508)
  Maturities of short-term investments......................     16,502          --          --
  Purchases of short-term investments.......................         --     (16,858)         --
  Proceeds from sales of marketable securities..............         --     147,313      16,893
  Other transactions........................................         --       1,163      (3,092)
                                                              ---------   ---------   ---------
        Net cash used in investing activities...............   (152,122)    (13,810)   (110,968)
                                                              ---------   ---------   ---------
CASH FLOWS PROVIDED BY (USED FOR) FINANCING ACTIVITIES:
  Increase (decrease) in short-term bank borrowings.........    (74,295)      2,395      22,690
  Proceeds from issuance of common stock....................     20,592      25,333      15,893
  Proceeds from issuance of long-term debt..................         --      28,022      28,780
  Payments of long-term debt................................     (8,035)    (41,005)    (14,281)
  Proceeds from initial public offering of subsidiary.......         --      42,048          --
  Cash dividends paid.......................................    (29,869)    (28,671)    (26,771)
  Payments from purchase of common stock....................    (17,189)    (12,888)     (7,158)
                                                              ---------   ---------   ---------
        Net cash provided by (used for) financing
          activities........................................   (108,796)     15,234      19,153
                                                              ---------   ---------   ---------
Effect of exchange rate changes on cash.....................     (3,553)     (2,495)       (175)
                                                              ---------   ---------   ---------
Deconsolidation of subsidiary...............................    (29,143)         --          --
                                                              ---------   ---------   ---------
Net increase (decrease) in cash.............................     18,057      29,580     (20,600)
CASH, AND CASH EQUIVALENTS, AT BEGINNING OF YEAR............    118,265      88,685     109,285
                                                              ---------   ---------   ---------
CASH, AND CASH EQUIVALENTS, AT END OF YEAR..................  $ 136,322   $ 118,265   $  88,685
                                                              =========   =========   =========

SUPPLEMENTAL CASH FLOW INFORMATION (IN MILLIONS):
  Cash paid during the year for:
    Interest................................................  $    12.6   $    15.0   $    17.4
    Taxes...................................................  $    33.2   $    53.2   $    31.5
                                                              =========   =========   =========



          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
-----------------------------------------------

(IN 000'S)


                                                                                                       UNREALIZED
                                                                                         CUMULATIVE     GAIN ON         TOTAL
                                   COMMON    PAID-IN    RETAINED   TREASURY   DEFERRED   TRANSLATION   MARKETABLE   STOCKHOLDERS'
                                   STOCK     CAPITAL    EARNINGS    STOCK      COMP.     ADJUSTMENT    SECURITIES      EQUITY
                                  --------   --------   --------   --------   --------   -----------   ----------   -------------

BALANCE AT DECEMBER 31, 1997 AS
 PREVIOUSLY REPORTED............  $15,132    $207,645   $70,006    $(5,155)   $  (150)    $(14,621)     $     --      $272,857
  Cumulative effect of change in
    accounting..................       --          --   (39,083)        --         --          992            --       (38,091)
                                  --------   --------   --------   -------    -------     --------      --------      --------
BALANCE AT DECEMBER 31, 1997, AS
 RESTATED.......................   15,132     207,645    30,923     (5,155)      (150)     (13,629)           --       234,766
                                  --------   --------   --------   -------    -------     --------      --------      --------
    Comprehensive Income:
      Net income................       --          --    34,267         --         --           --            --        34,267
      Currency translation......       --          --        --         --         --          668            --           668
      Change in unrealized gain
        on marketable
        securities..............       --          --        --         --         --           --         5,102         5,102
                                                                                                                      --------
        Total comprehensive
          income................                                                                                        40,037
    Dividends...................       --          --   (26,771)        --         --           --            --       (26,771)
    Common stock issuances......      347      24,254        --      7,163         --           --            --        31,764
    Common stock purchases......       --          --        --     (7,158)        --           --            --        (7,158)
    Other.......................       --          --        --         --        150           --            --           150
                                  --------   --------   --------   -------    -------     --------      --------      --------
BALANCE AT DECEMBER 31, 1998, AS
 RESTATED.......................   15,479     231,899    38,419     (5,150)        --      (12,961)        5,102       272,788
                                  --------   --------   --------   -------    -------     --------      --------      --------
    Comprehensive Income:
      Net income................       --          --    28,222         --         --           --            --        28,222
      Currency translation......       --          --        --         --         --       (7,825)           --        (7,825)
      Change in unrealized gain
        on marketable
        securities..............       --          --        --         --         --           --        (3,923)       (3,923)
                                                                                                                      --------
        Total comprehensive
          income................                                                                                        16,474
    Dividends...................       --          --   (28,671)        --         --           --            --       (28,671)
    Common stock issuances......      816      58,898        --     17,055         --           --            --        76,769
    Common stock purchases......       --          --        --    (12,888)        --           --            --       (12,888)
    Gain on issuance of
      subsidiary stock..........       --       2,638        --         --         --           --            --         2,638
    Other.......................       --          --        --         --     (1,861)          --            --        (1,861)
                                  --------   --------   --------   -------    -------     --------      --------      --------
BALANCE AT DECEMBER 31, 1999, AS
 RESTATED.......................   16,295     293,435    37,970       (983)    (1,861)     (20,786)        1,179       325,249
                                  --------   --------   --------   -------    -------     --------      --------      --------
    Comprehensive Income:
      Net income................       --          --    61,603         --         --           --            --        61,603
      Currency translation......       --          --        --         --         --         (231)           --          (231)
      Change in unrealized gain
        on marketable
        securities..............       --          --        --         --         --           --        (1,090)       (1,090)
                                                                                                                      --------
        Total comprehensive
          income................                                                                                        60,282
    Dividends...................       --          --   (29,869)        --         --           --            --       (29,869)
    Common stock issuances......      361      42,831        --     18,137         --           --            --        61,329
    Common stock purchases......       --          --        --    (17,189)        --           --            --       (17,189)
    Gain on issuance of
      subsidiary stock..........       --       6,138        --         --         --           --            --         6,138
    Other.......................       --          --        --         --       (957)          --            --          (957)
                                  --------   --------   --------   -------    -------     --------      --------      --------
BALANCE AT DECEMBER 31, 2000....  $16,656    $342,404   $69,704    $   (35)   $(2,818)    $(21,017)     $     89      $404,983
                                  ========   ========   ========   =======    =======     ========      ========      ========



          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS--True North has three major global brands: FCB Worldwide L.L.C., (advertising), BSMG Worldwide, Inc. (public relations), and Marketing Drive Worldwide, Inc. (marketing services). In addition, True North has other brands including Bozell Group L.L.C. (advertising), Temerlin McClain LP (advertising), R/GA Media Group, Inc. (interactive design and development), Tierney & Partners, Inc. (advertising and public relations), TN Media, Inc. (media placement), and New America Strategies Group L.L.C. (multicultural marketing). True North also holds an approximately 44% interest in Modem Media, Inc., an internet services company, and a 35.5% stake in Springer & Jacoby, a German-based advertising agency.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of True North and its wholly owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. True North uses the equity method of accounting to record its investments in 20 percent to 49 percent owned affiliated companies.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION--Revenues are generally derived from commissions and fees for the production of advertising, placement of such advertisements in various media and the performance of services. Commission revenues are generated primarily from media and production expenditures and are recognized when the media placements appear and services related to production costs have been performed. Fee arrangements for advertising services, public relations, sales promotion and other services are recognized when the services are provided in accordance with the terms of the specific contractual arrangements.

    CASH EQUIVALENTS AND INVESTMENTS--Cash equivalents are highly liquid investments, including certificates of deposit, government securities and time deposits, with maturities of three months or less at the time of purchase and are stated at estimated fair value or cost. Short-term investments are similar investments with maturities of more than three months but less than one year from the date of purchase.

    True North has classified all its marketable equity securities as available for sale and they are carried at fair value with unrealized gains and losses reported as a separate component of comprehensive income.

    FOREIGN CURRENCY TRANSLATION--The financial statements of True North's foreign operations, where the local currency is the functional currency, are translated into U.S. dollars at the exchange rates in effect at each year-end for assets and liabilities and at the average exchange rates during the year for the results of operations. The related unrealized gains or losses resulting from translation are reported as a separate component of comprehensive income.

    PROPERTY AND DEPRECIATION--The cost of property and equipment is depreciated generally using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 10 years for furniture and equipment. Leasehold improvements are capitalized and amortized over the shorter of the life of the asset or the lease term.

    INTANGIBLE ASSETS--Intangible assets resulting from acquisitions, principally goodwill, are amortized using the straight-line method over periods not exceeding 20 years. Amortization of intangible assets included in operating expenses amounted to $31.8 million, $29.1 million and $22.9 million for the years ended December 31, 2000, 1999, and 1998, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    IMPAIRMENT OF LONG-LIVED ASSETS--Long-lived assets, consisting primarily of property and equipment and intangible assets arising from business purchase combinations, are reviewed for impairment whenever events or circumstances indicate their carrying value may not be recoverable. When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the appropriate grouping of assets, is compared to the asset's carrying value to determine if an impairment exists pursuant to the requirements of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." If the asset(s) is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value. Assets to be disposed of are reported at the lower of its carrying value or net realizable value.

    INCOME TAXES--Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be recovered or settled.

    Income taxes are generally not provided on undistributed earnings of foreign subsidiaries because these earnings are considered to be permanently invested or will not be repatriated unless any additional federal income taxes would be substantially offset by foreign tax credits.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, short-term bank borrowings, and accrued expenses approximate fair value because of the short maturity of those instruments. True North estimates that as of December 31, 2000, the fair value of its long-term debt is not materially different from its financial statement carrying value. The fair value of long-term debt was estimated using quoted market prices or discounted future cash flows.

    EARNINGS PER SHARE--Basic earnings per share are computed using the weighted average number of common shares outstanding during the year. Diluted earnings per share are also computed using the weighted average number of common shares outstanding during the year but also include the dilutive effect of outstanding option grants under True North's stock option plans.

    DERIVATIVE INSTRUMENTS--In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or a liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 was to be effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, which delayed the effective date of SFAS No. 133 by one year. In June 2000, the FASB issued SFAS No. 138, which amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and hedging activities. Management currently believes that the implementation of SFAS No. 138 and 133, effective January 1, 2001, will not have a material impact on True North's results of operations or financial condition.

    True North infrequently enters into foreign exchange forward contracts to manage market risk associated with foreign exchange volatility relating primarily to certain intercompany transactions. The notional value and fair value of all outstanding contracts at the end of each year and the estimated cost to settle these contracts during each year were not significant.

    PRESENTATION--Certain prior-period amounts have been reclassified to conform with the current year presentation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  RESTATEMENT OF FINANCIAL STATEMENTS

    Prior to 2000, True North had generally used a 40-year life for the amortization of all intangible assets arising from purchase business combinations. This was consistent with True North's view that intangible assets relating to True North's acquisitions had useful lives of at least 40 years.

    Based on discussions with the Securities and Exchange Commission, True North concluded that it would adopt amortization periods not exceeding 20 years for intangible assets arising from prior acquisitions and equity method investments and that the appropriate accounting for intangibles arising from acquisitions subsequent to December 31, 2000 would be determined on a case-by-case basis based upon appraised values and lives. Accordingly, True North's financial statements for all periods prior to December 31, 2000, have been restated from those previously issued to give retroactive effect to this accounting change. The restatement reduced net income by $12.1 million ($0.24 per diluted share) in 2000, reduced net income by $10.6 million ($0.22 per diluted share) in 1999 and increased net income by $7.0 million ($0.15 per diluted share) in 1998.

    A summary of the effects of this change in accounting on the consolidated statements of income for the years ended December 31, 1999 and 1998 is as follows (in thousands, except per share amounts):

                                                                            1999
                                                              ---------------------------
                                                              AS PREVIOUSLY
                                                                REPORTED      AS RESTATED
                                                              -------------   -----------

Commissions and Fees........................................   $1,439,414     $1,439,414
                                                               ----------     ----------

Operating Expenses:
  Salaries and benefits.....................................      871,433        871,433
  Office and general........................................      409,238        421,733
  Restructuring and other charges...........................       76,400         75,354
                                                               ----------     ----------
    Total operating expenses................................    1,357,071      1,368,520
                                                               ----------     ----------

Operating Income............................................       82,343         70,894
                                                               ----------     ----------

Operating Income (Expense):
  Interest income...........................................        7,300          7,300
  Interest expense..........................................      (18,128)       (18,128)
  Gains on sale of marketable securities and other..........       11,172         11,172
                                                               ----------     ----------

    Total other income (expense)............................          344            344
                                                               ----------     ----------

Income Before Taxes, Minority Interest and Equity Income....       82,687         71,238
  Provision for income taxes................................       42,206         41,289
                                                               ----------     ----------

Income Before Minority Interest and Equity Income...........       40,481         29,949
  Minority interest expense.................................       (4,161)        (4,161)
  Equity in earnings of affiliated companies................        2,470          2,434
                                                               ----------     ----------

Net Income..................................................   $   38,790     $   28,222
                                                               ==========     ==========

Per Share Information:
  Basic earnings per share..................................   $     0.82     $     0.60
  Diluted earnings per share................................   $     0.81     $     0.59



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                            1998
                                                              ---------------------------
                                                              AS PREVIOUSLY
                                                                REPORTED      AS RESTATED
                                                              -------------   -----------

Commissions and Fees........................................   $1,274,284     $1,274,284
                                                               ----------     ----------

Operating Expenses:
  Salaries and benefits.....................................      806,602        806,602
  Office and general........................................      354,345        364,524
  Restructuring and other charges...........................        3,278          3,278
                                                               ----------     ----------

    Total operating expenses................................    1,164,225      1,174,404
                                                               ----------     ----------

Operating Income............................................      110,059         99,880
                                                               ----------     ----------

Operating Income (Expense):
  Interest income...........................................        6,118          6,118
  Interest expense..........................................      (22,242)       (22,242)
  Loss on involuntary conversion of affiliate investment....      (30,532)       (12,616)
  Gains on sale of marketable securities and other..........       17,532         17,810
                                                               ----------     ----------

    Total other income (expense)............................      (29,124)       (10,930)
                                                               ----------     ----------

Income Before Taxes, Minority Interest and Equity Income....       80,935         88,950
  Provision for income taxes................................       56,788         56,066
                                                               ----------     ----------

Income Before Minority Interest and Equity Income...........       24,147         32,884
  Minority interest expense.................................       (4,044)        (4,044)
  Equity in earnings of affiliated companies................        7,158          5,427
                                                               ----------     ----------

Net Income..................................................   $   27,261     $   34,267
                                                               ==========     ==========

Per Share Information:
  Basic earnings per share..................................   $     0.60     $     0.75
  Diluted earnings per share................................   $     0.57     $     0.72



    A summary of the effects of this change in accounting on the consolidated balance sheet at December 31, 1999 is as follows (in thousands):

                                               DECEMBER 31, 1999
                                          ---------------------------
                                          AS PREVIOUSLY
                                            REPORTED      AS RESTATED
                                          -------------   -----------

Goodwill, net...........................   $  487,787     $  443,956
Other assets............................       80,882         83,145
Total assets............................    2,005,280      1,964,153
Retained earnings.......................       80,615         37,970
Cumulative translation adjustment.......      (22,304)       (20,786)
Total stockholders' equity..............      366,376        325,249



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  ACQUISITIONS

    The cost of businesses acquired by True North in transactions accounted for as purchases aggregated $121.4 million in 2000, including 0.4 million shares of common stock, and $86.5 million in 1999, including 0.5 million shares of common stock. The excess of the purchase price over the fair value of net identifiable assets acquired was approximately $110.1 million and $84.2 million, respectively, and is being amortized over periods not exceeding 20 years. Unaudited pro forma financial information, assuming the 2000 acquisitions had been completed on January 1, 1999, is as follows: revenues of approximately $1,628.7 million and net income of approximately $66.6 million in 2000 and revenues of approximately $1,541.6 million and net income of approximately $33.2 million in 1999.

    In February 1999, True North issued approximately 1.2 million shares of its common stock for all the outstanding capital stock of FRB, a Chicago-based investor relations firm. This acquisition has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements were restated for all periods prior to the acquisition. Included in the 1998 results of FRB are approximately $7.5 million of merger-related costs and other expense adjustments, consisting primarily of employee compensation-related expenses and pension costs.

4.  RESTRUCTURING AND OTHER CHARGES

    In September 2000, Chrysler, True North's largest account, announced that it was undertaking a review of its two advertising agencies to reduce the costs of its global advertising and media. Chrysler represented approximately $136 million, or approximately 9%, of True North's consolidated revenues. On November 3, 2000, True North was informed that it was not selected as the agency of record. In December 2000, True North terminated its existing contract with Chrysler and entered into a transition agreement effective January 1, 2001.

    As a result of the loss of the Chrysler account, True North recorded a $17.5 million pre-tax charge ($10.0 million after-tax or $0.20 per diluted share) in the fourth quarter of 2000. The charge covers primarily severance, lease termination and other exit costs associated with the decision to close the Detroit office. The severance portion of the charge amounts to $5.8 million and reflects the elimination of approximately 250 positions. The charge also includes $11.4 million associated primarily with the lease termination of the Detroit office, as well as other exit costs. In addition, an impairment loss of $5.5 million was recorded for intangible assets that are no longer recoverable. Offsetting these charges was a $5.2 million payment from Chrysler to compensate True North for severance and other exit costs. At December 31, 2000, 5 people had been terminated and $0.3 million of severance and other exit costs had been paid.

    In September 1999, management of True North committed to a formal plan to restructure its operations and recorded a $75.4 million pre-tax charge ($49.5 million after-tax, or $1.03 per diluted share) in the third quarter of 1999. The charge covered primarily severance, lease termination and other exit costs in connection with the combination and integration of True North's two independent worldwide advertising agency networks. Bozell Worldwide's international operations, along with Bozell Detroit and Bozell Costa Mesa, were merged with FCB Worldwide and now operate under the FCB Worldwide name. The restructuring initiatives also included the sale or closing of certain underperforming business units.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The restructuring program was completed during the third quarter of 2000. A summary of components of the restructuring charge is as follows (in millions):

                                                 SEVERANCE AND        LEASE
                                                  TERMINATION    TERMINATION AND    IMPAIRMENT
                                                   BENEFITS      OTHER EXIT COSTS      LOSS       TOTAL
                                                 -------------   ----------------   ----------   --------

Restructuring reserve, September 30, 1999......      $ 41.4           $24.2           $ 9.8       $ 75.4
    1999 Write-downs...........................          --            (0.9)           (9.8)       (10.7)
    1999 Cash payments.........................        (9.7)           (3.2)             --        (12.9)
                                                     ------           -----           -----       ------
Balance, December 31, 1999.....................        31.7            20.1              --         51.8
    2000 Write-downs...........................          --            (4.3)             --         (4.3)
    2000 Cash payments.........................       (22.5)           (9.5)             --        (32.0)
    Long-term obligations secured..............        (9.6)           (5.3)             --        (14.9)
    Excess reserve (net).......................         0.4            (1.0)             --         (0.6)
                                                     ------           -----           -----       ------
Balance, December 31, 2000.....................      $   --           $  --           $  --       $   --
                                                     ------           -----           -----       ------



    The involuntary severance and termination benefits portion of the charge amounted to $41.4 million and reflected the elimination of approximately 640 positions worldwide, primarily in international locations. The employee groups affected primarily included executive and regional management and administrative personnel. As of September 30, 2000, such positions were eliminated at a cost of $41.8 million, which was $0.4 million higher than the original estimate.

    The charge of $24.2 million associated with lease terminations and other exit costs represented primarily the closure, abandonment and downsizing of office space globally, including approximately 30 international locations. The costs included $13.5 million of remaining lease obligations net of estimated sublease income, as well as $5.9 million of impairment charges pertaining to leasehold improvements and fixed assets that were no longer used in the combined operation. As of September 30, 2000, these facilities were abandoned or downsized at a cost of $23.2 million, which was $1.0 million lower than the original estimate.

    Accordingly, the net excess restructuring reserve of $0.6 million was reversed into income on the restructuring and other charges line in the third quarter of 2000. The remaining severance liabilities of $9.6 million pertain to terminated individuals and will be paid over the next four years in accordance with contractually defined severance agreements. The remaining lease liabilities and other exit costs of $5.3 million pertain to non-cancelable lease commitments in excess of sublease income for exited facilities that will be paid out over the remaining lease periods, which range from one to five years.

    The impairment loss on the sale or closing of certain business units amounts to $9.8 million and resulted from the decision to sell two business units, one in the U.S. and one in the United Kingdom, and to close four other business units and joint ventures, including the R/GA Digital Studios, which specialized in digital production for advertising and film companies. The impairment loss was computed based upon the difference between the estimated sales proceeds (if any) and the carrying value of the related assets and investments and primarily represents the impairment of goodwill associated with such units. These sales or closures were completed by September 30, 2000.

    During the third quarter of 1998, True North reorganized its Poppe Tyson subsidiary prior to its merger with Modem Media into Modem Media. Poppe Tyson, Inc. The impact of the reorganization was a charge of $4.3 million. These costs included severance, the write-down of computer equipment that was not being used in the ongoing operations to net realizable value, and the costs to buy out minority shareholders.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  SHORT-TERM BANK BORROWINGS AND LONG-TERM DEBT

    Short-term bank borrowings consist principally of amounts borrowed under domestic and international bank overdraft facilities, lines of credit and multicurrency credit arrangements. Average aggregate short-term borrowings were $130.2 million in 2000 and $186.1 million in 1999, and the maximum amounts outstanding at month-end were $179.5 million in 2000 and $332.0 million in 1999. The weighted average interest rates for short-term borrowings were 6.5%, 5.5% and 6.1% in 2000, 1999 and 1998, respectively.

    On May 29, 1998, True North established a revolving credit facility, totaling $250.0 million, with eight banks. This facility has two parts: a $175.0 million five-year revolving-credit agreement and a $75.0 million 364-day revolving-credit facility. True North may borrow under these agreements at a Eurodollar rate plus a spread, a base reference rate, or a competitive bid. In addition, True North is required to pay a facility fee ranging from 0.1% to 0.2%, depending upon True North's financial performance. While True North borrowed under the $175.0 million five-year revolving-credit agreement during 2000, there was no outstanding balance as of December 31, 2000.

    On May 26, 2000, True North extended its 364-day credit agreement for up to $75.0 million of borrowings as part of its $250.0 million revolving credit facility. The terms of the extension include the payment of a commitment fee to the bank of 0.04%. As of December 31, 2000, there was no outstanding balance under the 364-day credit agreement.

    As of December 31, 2000 and 1999, long-term debt consisted of (in millions):

                                                  2000       1999
                                                --------   --------

Three-year term loan..........................   $25.0      $25.0
Obligations under capitalized leases..........     0.5        2.3
Demand notes payable..........................     2.8        5.0
Three-year Deutsche Mark term loan............     8.6       10.4
Other notes and obligations...................     1.5        2.9
                                                 -----      -----
                                                  38.4       45.6
Less: Current portions........................   (11.7)      (9.0)
                                                 -----      -----
Total long-term debt..........................   $26.7      $36.6
                                                 =====      =====



    Scheduled maturities of long-term debt are $11.7 million, $25.2 million and $1.5 million in 2001, 2002 and 2003, respectively.

    In May 1999, True North obtained two three-year term loans totaling $25.0 million, which refinanced similar loans expiring on May 24, 1999. A $15.0 million loan carries a fixed interest rate of 6.52%, and a $10.0 million loan carries a fixed rate of 6.785%.

    The terms of the obligations under capitalized leases provide for payment of principal and interest in annual installments, with the final purchase payments due on various dates through December 2004. The leases were for the acquisition of equipment.

    The demand notes payable were issued during 1999 and 1998 to the former owners of foreign businesses that True North had acquired. These notes, which are payable on demand, have final maturity dates in 2009 and carry interest rates of 5.5% to 6%.

    During 1998 True North entered into a three-year term loan with a bank totaling 21.5 million Deutsche Marks to finance an acquisition. The loan calls for six semi-annual payments through October 2001. The interest rate is fixed at 5.03%.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    In addition to these agreements, True North had available at various banks uncommitted lines of credit aggregating approximately $203.6 million as of December 31, 2000, of which $158.1 million was unused. These other lines of credit are subject to annual renewal and may be withdrawn at the option of the various banks. There are no commitment fees or compensating balance requirements under these arrangements. Interest rates are negotiated at the time of each borrowing.

    The revolving credit facility and certain other debt agreements contain various restrictive covenants and conditions which include, but are not limited to, the following: True North must maintain a minimum net worth of $175.0 million, a debt leverage ratio of no greater than 3.5:1, and a fixed-charge coverage ratio of at least 1.5:1.

    As of December 31, 2000, True North was in compliance with all covenants and conditions related to these agreements.

6.  CONTINGENCIES

    As previously disclosed, on December 2, 1997, Mazda Motor of America, Inc. (Mazda), a former client of True North's subsidiary, Foote, Cone & Belding Advertising, Inc. (FCB), initiated an arbitration against FCB before the American Arbitration Association in Los Angeles, California. Mazda sought indemnity and reimbursement for liabilities it incurred or expected to incur in connection with automobile lease advertising that aired in 1996 and 1997. Mazda's sought to recover from FCB approximately $9.0 million in damages, exclusive of interest, costs and attorneys' fees. FCB denied liability for these claims, and filed a counterclaim in the arbitration seeking approximately $5.5 million from Mazda in unpaid commissions for planning and placing advertising during the final months of FCB's relationship with Mazda. On March 14, 2001, Mazda and FCB entered into a settlement agreement resolving all claims and counterclaims asserted in the arbitration; the liability associated with the settlement agreement did not have a material impact on True North's consolidated results of operations or financial position.

    True North is a party to several other lawsuits incidental to its business. It is not possible at the present time to estimate the ultimate liability, if any, of True North with respect to such litigation; however, management believes that any ultimate liability will not be material in relation to True North's consolidated results of operations or financial position.

7.  INVESTMENT IN AFFILIATED COMPANIES

    In September 2000, True North acquired a 35.5% interest in Springer & Jacoby, a German-based advertising group, for total consideration of $25.9 million. The consideration consisted of an initial cash payment of $16.9 million and a put option valued at $9.0 million. Pursuant to the purchase agreement, the two largest shareholders of Springer & Jacoby have the right to sell all of their shares (put option) to True North in January 2003 at a fixed price of 53.0 million Deutsche marks. The additional shares to be purchased in January 2003 pursuant to the put option represent 15.5% of the outstanding shares of Springer & Jacoby. True North has recorded the fair value of this put option as a $10.6 million liability at December 31, 2000. True North has entered into forward exchange contracts to purchase 53.0 million Deutsche Marks in January 2003 at a value of $23.2 million. The fair value of the forward exchange contract was recorded as an asset of $2.3 million at December 31, 2000. Changes in the fair value of the put option liability and the forward exchange contracts are reflected as components of pre-tax earnings.

    Effective February 10, 1999, a majority-owned subsidiary of True North, Modem Media. Poppe Tyson, Inc. (now known as Modem Media, Inc.), completed an initial public offering (IPO) of its common stock. The number of shares issued was 3.0 million, at a price of $16 per share, with net proceeds totaling $42.0 million. As a result of the IPO, True North owned approximately 48% of Modem Media, down from its previous 70% ownership, but controlled approximately 80% of the related stockholder votes due to the

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

super-majority voting rights on its Class B shares. Modem Media used the proceeds from the IPO for working capital, capital expenditures, and acquisitions. As a result of this transaction, True North recorded a $2.6 million gain, net of $2.0 million of deferred income taxes, as a credit to stockholders' equity.

    In April 2000, True North converted all of its shares of Modem Media Class B common stock into Class A common stock pursuant to a Stockholders' Agreement with Modem Media. As a result, True North's voting power was reduced from approximately 80% to approximately 46%. Accordingly, effective with the second quarter of 2000, Modem Media is no longer consolidated in True North's financial statements and is accounted for on the equity method.

    In February 2000, Modem Media acquired 100% of the outstanding capital stock of Vivid Holdings, Inc. and its majority-owned subsidiary, Vivid Publishing, Inc. (Vivid) for approximately $63.6 million. The consideration was comprised of approximately $10.2 million in cash, approximately $14.4 million in Modem Media common stock and approximately $39.0 million in value related to employee stock options that were converted to Modem Media stock options. The acquisition has been accounted for under the purchase method of accounting. The allocation of the excess of purchase price over the fair value of net assets acquired of approximately $63.8 million is being amortized over a five-year period. As a result of this transaction, True North recorded a $6.1 million gain, net of $4.6 million of deferred income taxes, as a credit to stockholders' equity.

    Modem Media concluded that, as of December 31, 2000, the goodwill remaining from the Vivid acquisition, totaling $52.8 million, was fully impaired and could not be recovered from expected future cash flows. As a result, True North recorded its equity share of the charge ($23.2 million) in the fourth quarter of 2000.

    At December 31, 2000, True North's carrying value of its investment in Modem Media was $32.8 million and the market value was $36.8 million. Summarized financial information for Modem Media at December 31, 2000, includes current assets of $81.7 million, noncurrent assets of $79.8 million, current liabilities of $50.3 million, noncurrent liabilities of $6.9 million, stockholders' equity of $104.3 million, total revenues of $134.3 million, pre-tax loss of $72.0 million and net loss of $74.2 million.

    On November 6, 1998, Publicis S.A. announced its intention to convert True North's 26.5% investment in Publicis Communication to approximately 0.8 million of its publicly traded shares. Despite True North's objections, this transaction was approved by the shareholders of Publicis S.A. and Publicis Communication in special shareholders' meetings held in December 1998 and closed shortly thereafter. As a result, True North owned approximately 8.8% of Publicis S.A., which was recorded as an "available-for-sale security" in marketable securities.

    The book value of True North's 26.5% investment in Publicis Communication at the date of conversion was $146.6 million. The fair value of the Publicis S.A. shares (based on a December 14, 1998, closing price of $169.15 per share) was $134.0 million. Accordingly, True North recorded a pre-tax loss of $12.6 million in the fourth quarter of 1998 as a result of the involuntary conversion of its investment in Publicis Communication to shares of Publicis S.A. In addition, True North recorded a deferred tax obligation of approximately $3.2 million upon the exchange. As a result, the after-tax impact of this transaction was a loss of approximately $15.8 million.

    On June 14, 1999, True North sold its entire investment in Publicis S.A. for net cash proceeds of $135.3 million and realized a pre-tax gain of $1.3 million ($0.8 million after taxes or $0.02 per share).

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.  STOCK-BASED COMPENSATION PLANS

    True North has established various stock option plans for directors, officers and other key employees. These plans provide for the issuance of options to purchase common shares at fair market value on the date of grant. Options vest generally over three or five years and expire after ten years. As of December 31, 2000, a total of approximately 2.6 million shares had been reserved for future grants under these plans.

    True North accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for stock options awarded under these plans been determined consistent with the election under FASB Statement No. 123, True North's net income and earnings per share would have been reduced to the following pro forma amounts (in millions, except per share amounts):

                                      2000       1999       1998
                                    --------   --------   --------

Net income

  As reported.....................   $61.6      $28.2      $34.3
  Pro forma.......................    55.0       21.6       29.7
                                     -----      -----      -----
Basic EPS:
  As reported.....................    1.24       0.60       0.75
  Pro forma.......................    1.11       0.46       0.65
                                     -----      -----      -----
Diluted EPS:
  As reported.....................    1.21       0.59       0.72
  Pro forma.......................    1.08       0.45       0.62
                                     -----      -----      -----



    Because the Statement 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

    A summary of the status of True North's stock option plans as of December 31, 2000, 1999 and 1998, and changes made during the years then ended is presented in the following table and narrative (shares in thousands):

                                                       2000                  1999                  1998
                                                -------------------   -------------------   -------------------
                                                           WEIGHTED              WEIGHTED              WEIGHTED
                                                           AVERAGE               AVERAGE               AVERAGE
                                                           EXERCISE              EXERCISE              EXERCISE
                                                 SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                                --------   --------   --------   --------   --------   --------

Outstanding at beginning of year..............   6,173.8    $21.92     6,926.2    $20.47    4,334.9     $15.08
Granted.......................................   1,827.5     37.81     1,781.6     24.62    3,180.0      26.93
Exercised.....................................  (1,035.7)    21.63    (1,743.8)    18.43     (472.9)     14.41
Forfeited.....................................    (454.2)    28.50      (790.2)    23.04     (115.8)     21.65
                                                --------    ------    --------    ------    -------     ------
Outstanding at end of year....................   6,511.4    $25.95     6,173.8    $21.92    6,926.2     $20.47
                                                --------    ------    --------    ------    -------     ------
Exercisable at end of year....................   3,359.6    $20.62     3,238.5    $19.65    2,835.5     $13.77
                                                --------    ------    --------    ------    -------     ------
Weighted average fair value of options
  granted.....................................              $16.81                $ 8.86                $ 9.92
                                                            ------                ------                ------



    Of the 6,511.4 options outstanding as of December 31, 2000: 627 have exercise prices between $3.78 and $5.05, with a weighted average exercise price of $4.45 and a weighted average remaining contract life of 2.72 years, 653 of these options are exercisable; 510.9 options have exercise prices between $10.19 and $19.31, with a weighted average price of $17.85 and a weighted average remaining contract life of

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.04 years, 454 of these options are exercisable; 1,864.2 options have exercise prices between $20.00 and $24.99, with a weighted average price of $23.16 and a weighted average remaining contract life of 7.42 years, 873 of these options are exercisable; 1,803.8 options have exercise prices between $25.31 and $36.38, with a weighted average price of $27.36 and a weighted average remaining contract life of 7.26 years, 1,299.4 of these options are exercisable; 1,478 options have exercise prices between $37.00 and $42.16, with a weighted average price of $37.12 and a weighted average remaining contract life of 9.00 years,
73.6 of these options are exercisable; the remaining 200.5 options have exercise prices between $42.88 and $46.38, with a weighted average exercise price of $44.46 and a weighted average contract life of 9.18 years, 6.7 of these options are exercisable.

    The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for 2000, 1999, and 1998, respectively: risk-free interest rates of 6.38%, 5.39%, and 5.92%; expected dividend yields of 1.59%, 2.46%, and 2.21%; expected life of 10 years; and expected volatility of 30.8%, 29.7%, and 27.1%.

    Effective in 1998, True North initiated a Restricted Stock Program for certain key employees whereby participants of the program can elect or are required to exchange 30% of their executive cash incentive compensation for 115% of such cash compensation payable in restricted stock of True North. One-third of the shares vest upon grant and the remaining shares vest equally over the next two years.

    For the year ended December 31, 2000, 0.2 million shares of restricted stock were issued. The shares issued under this plan were recorded at their market value on date of grant with a corresponding charge to stockholder's equity for the unearned portion. The unearned portion is being amortized as compensation expense on a straight-line basis over the vesting period.

9.  SHAREHOLDERS' RIGHTS PLAN

    True North adopted a Shareholders' Rights Plan in November 1998 to replace its former plan which expired by its terms. The rights plan, which was amended in 1999, is designed to protect shareholders from unfair or coercive takeover practices. Under this plan, one preferred stock purchase right exists for each outstanding share of common stock. The rights, which expire in November 2008, are exercisable only if a person or group (excluding True North) acquires 15% or more of True North's common stock or announces a tender offer which would result in ownership of 15% or more of True North's common stock. Each right entitles the holder to purchase 1/2000 of a share of Series B Junior Participating Preferred Stock ("preferred stock") of True North at a purchase price of $100.00, subject to adjustment under certain conditions. As of December 31, 2000, 45,000 shares of True North's unissued preferred stock were reserved for issuance upon exercise of these rights.

    Subject to certain conditions and limitations, in the event that True North is acquired by a person or group, these rights (which have not otherwise been exercised to acquire True North's preferred stock) entitle the holder to acquire the common stock of the surviving entity at approximately 50% of fair market value. The Shareholders' Rights Plan has been amended so that the execution and delivery of (i) the Agreement and Plan of Merger among The Interpublic Group of Companies, Inc., Veritas Acquisition Corp. and True North dated as of March 18, 2001 (Merger Agreement), (ii) the proposed merger and (iii) any other transactions contemplated by the Merger Agreement will not cause the rights to become exercisable under the plan. In the merger, each right along with the share of common stock with which it is associated will be converted into common stock of The Interpublic Group of Companies, Inc. and, when so converted, shall no longer be outstanding and shall be automatically cancelled and retired.

    The Board of Directors has the flexibility to (i) redeem outstanding rights at a rate of $.01 per right and (ii) adjust the thresholds at which these rights become exercisable. However, True North has agreed not to redeem the rights or amend or grant any waiver or release or approve any transaction under the

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

rights plan, except as otherwise contemplated by the Merger Agreement with respect to the proposed merger.

10. SEGMENT REPORTING

    True North's businesses provide advertising and related communications services to clients throughout the world on a collaborative basis. Typically, True North's multiple agency networks service a particular client's needs, and a significant percentage of costs incurred by the agencies are attributable to other business units, particularly media placement. Financial resources are allocated based upon need rather than financial performance of a particular agency brand, and the businesses share similar economic characteristics, clients, services and methods of delivering those services. As a result, True North operates in one business segment. Information about True North's operations in different geographic areas for 2000, 1999 and 1998 is as follows (in millions):

                                                   2000       1999       1998
                                                 --------   --------   --------

Revenues:
  U.S..........................................  $1,170.3   $1,064.0   $  931.6
  International................................     386.5      375.4      342.7
                                                 --------   --------   --------
                                                 $1,556.8   $1,439.4   $1,274.3
                                                 --------   --------   --------
Long-Lived Assets:
  U.S..........................................  $  401.9   $  366.2   $  261.3
  International................................     315.3      267.4      270.1
                                                 --------   --------   --------
                                                 $  717.2   $  633.6   $  531.4
                                                 --------   --------   --------



11. RETIREMENT AND OTHER EMPLOYEE BENEFIT PLANS

    True North and participating U.S. subsidiaries have a 401(k) and profit sharing plan covering certain eligible employees. The plan allows participants to make pre-tax contributions and True North matches up to 4% of the employee's covered compensation, subject to the limits deductible under the Internal Revenue Code. The profit sharing portion of the plan is discretionary and noncontributory. The combined 401(k) and profit sharing plan expenses were $18.9 million in 2000, $15.4 million in 1999, and $15.6 million in 1998.

    True North has entered into agreements whereby certain employee directors and other employees are or will be eligible for part-time employment, consulting and/or deferred compensation upon retirement from full-time employment. The provisions for these agreements, which are charged to income over the employment period of these individuals, were $5.9 million in 2000, $13.3 million in 1999, and $12.9 million in 1998.

    True North provides limited post-retirement medical and life insurance benefits to employees who retire after age 55 with at least ten years of service. Prior to January 1, 1993, True North accounted for such benefits on the cash basis. In 1993, the company adopted the provisions of SFAS No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions," on a prospective basis. Under this method, True North is amortizing the actuarial present value of the accumulated post-retirement benefit obligation as of January 1, 1993, over a twenty-year period. In addition, True North provides for current-year service costs, interest costs and actuarially determined plan gains and losses.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    The components of expense for these post-retirement benefits for 2000, 1999, and 1998 are as follows (in millions):

                                                      2000      1999      1998
                                                    --------  --------  --------

Service cost-benefits earned during the year......    $0.4      $0.6      $0.6
Interest cost on accumulated
   post-retirement benefit obligation.............     0.6       0.6       0.6
Net amortization and deferral.....................     0.1       0.2       0.3
                                                      ----      ----      ----
                                                      $1.1      $1.4      $1.5
                                                      ====      ====      ====



    The following table sets forth the funded status and amounts recognized for True North's post-retirement benefit plans in its consolidated balance sheet as of December 31, 2000 and 1999 (in millions):

                                                                2000      1999
                                                              --------  --------

Accumulated post-retirement benefit obligation
  Retirees..................................................    $3.5      $3.0
  Fully eligible active participants........................     1.4       1.0
  Other active plan participants............................     3.0       3.0
                                                                ----      ----
Total accumulated post-retirement benefit obligation........     7.9       7.0
Plan assets at fair value...................................      --        --
                                                                ----      ----
Accumulated post-retirement benefit obligation in excess of
 plan assets................................................     7.9       7.0
Unrecognized net transition obligation......................    (1.8)     (2.0)
Unrecognized prior service costs............................      --        --
Unrecognized net gain.......................................     0.8       1.2
                                                                ----      ----
Accrued post-retirement benefit cost........................    $6.9      $6.2
                                                                ====      ====



    Discount rates of 7.8%, 6.8%, and 7.3% were used in 2000, 1999 and 1998, respectively. The rates of increase in covered medical benefits used to determine accumulated post-retirement benefits were 7.5% in 2000, 8.0% in 1999, and 8.5% in 1998. This rate is assumed to decrease by 0.5% per annum to 6% in 2003 and remain constant thereafter. The medical benefits cost trend rate assumption does not have a significant effect on the amounts reported. For example, a 1% change in the medical benefits cost trend rate would change the accumulated post-retirement benefit obligation as of December 31, 2000, by $0.1 million and the 2000 cost would change an immaterial amount.

    True North has deferred compensation plans which permit certain of its key officers and employees to defer a portion of their salary and incentive compensation and receive corresponding True North matching and discretionary profit sharing contributions. True North has purchased whole life insurance policies on participants' lives to assist in the funding of the deferred compensation liability. As of December 31, 2000, the cash surrender value of these policies was $23.0 million. True North's obligation under the plans, including accumulated interest, was $30.0 million as of December 31, 2000, and is included in Other Noncurrent Liabilities in the Consolidated Balance Sheets.

12. LEASE OBLIGATIONS

    True North leases substantially all of its office facilities under operating leases. Net rental expense on these leases was $87.7 million in 2000, $84.3 million in 1999 and $80.0 million in 1998, after deducting sublease income of $20.1 million, $16.3 million, and $19.0 million, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    As of December 31, 2000, the future minimum rental obligations for these leases (net of sublease income of approximately $90.4 million) is as follows (in millions):

YEAR                                                           AMOUNT
----                                                          --------

2001........................................................   $ 83.9
2002........................................................     82.2
2003........................................................     76.3
2004........................................................     72.8
2005........................................................     54.0
Thereafter..................................................    326.1



13. INCOME TAXES

    The components of income before income taxes are as follows (in millions):

                                             2000       1999       1998
                                           --------   --------   --------

Domestic.................................   $133.6     $75.8      $65.4
Foreign..................................     34.9      (4.6)      23.6
                                            ------     -----      -----
  Total..................................   $168.5     $71.2      $89.0
                                            ======     =====      =====



    The components of the provision for income taxes consist of the following (in millions):

                                        2000       1999       1998
                                      --------   --------   --------

Domestic--current...................   $40.4      $25.9      $17.5
        --deferred..................    11.3        5.2       15.6
Foreign.............................    12.5        1.1       11.9
State...............................    11.6        9.1       11.1
                                       -----      -----      -----
  Total.............................   $75.8      $41.3      $56.1
                                       =====      =====      =====



    Deferred and prepaid tax expense results from temporary differences in the recognition of revenue and expense for tax and financial reporting purposes.

    Deferred tax benefits (liabilities) as of December 31, 2000 and 1999, are as follows (in millions):

                                                                2000      1999
                                                              --------  --------

Restructuring and other charges.............................   $12.7     $32.8
Deferred compensation.......................................    21.6      17.6
Lease reserves..............................................     4.9       7.6
Accrued revenues............................................      --      (5.4)
Depreciation and amortization...............................    (6.5)     (7.1)
Safe harbor leases..........................................    (3.0)     (3.3)
Reserve for doubtful accounts...............................     4.1       1.4
Foreign net operating losses, net of valuation allowance....     2.6       3.0
Other, net..................................................     0.3       0.9
                                                               -----     -----
Total.......................................................   $36.7     $47.5
                                                               =====     =====



    Net current deferred taxes as of December 31, 2000 and 1999, were $13.6 million and $3.0 million, respectively. Net noncurrent deferred taxes were $23.1 and $44.5 million, respectively. At December 31,


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2000, True North had $21.0 million of foreign net operating losses, of which $8.1 million expire in varying amounts between 2001 and 2010 and $12.9 million which may be carried forward indefinitely. Valuation allowances of $2.4 million and $1.0 million were established for certain of these foreign net operating losses at December 31, 2000 and 1999, respectively.

    The reconciliation of the U.S. statutory rate to the effective income tax rate is as follows:



                                                       2000      1999     1998
                                                     --------  -------- --------

At statutory rate.....................................  35.0%     35.0%    35.0%
State taxes, net of federal tax benefit...............   4.5       8.4      7.4
Higher (lower) aggregate effective
  tax rate on foreign operations......................   0.2       3.8      2.6
Tax effect of nondeductible amortization..............   4.9      11.2      7.0
Involuntary conversion of Publicis equity investment..    --        --      4.8
Impact of change in valuation allowance...............   0.8       0.1     (1.0)
Intangible write-offs.................................   0.4       1.9       --
S Corporation losses not tax-benefited................    --        --      5.7
Other.................................................  (0.8)     (2.4)     1.5
                                                        ----      ----     ----
                                                        45.0%     58.0%    63.0%
                                                        ====      ====     ====



    Federal income taxes have not been provided on undistributed earnings of foreign subsidiaries that had aggregated approximately $81.4 million as of December 31, 2000, because such earnings are permanently invested or will not be repatriated unless any additional income taxes would be substantially offset by foreign tax credits.

14. RESERVE FOR BAD DEBTS

    An analysis of True North's reserve for bad debts is as follows (in millions):

                                                                        IMPACT OF
                                                                         CURRENCY
                           BALANCE AT    PROVISION FOR   WRITE-OFFS,   TRANSLATION     BALANCE
                          BEGINNING OF     DOUBTFUL        NET OF      ACQUISITIONS   AT END OF
YEAR-ENDED DECEMBER 31,       YEAR         ACCOUNTS      RECOVERIES     AND OTHER       YEAR
-----------------------   ------------   -------------   -----------   ------------   ---------

2000....................      $15.3          $19.7         $(11.9)        $(2.3)        $20.8
                              -----          -----         ------         -----         -----
1999....................       12.7            7.5           (5.3)          0.4          15.3
                              -----          -----         ------         -----         -----
1998....................       11.5            3.7           (3.6)          1.1          12.7
                              -----          -----         ------         -----         -----



15. QUARTERLY FINANCIAL DATA (UNAUDITED)

    As described in Note 2 of Notes to Consolidated Financial Statements, True North's financial statements for all periods prior to December 31, 2000, have been restated from those previously reported to reflect the adoption of intangible asset amortization periods not exceeding 20 years from 40 years previously used.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Quarterly operating results for 2000 and 1999 are summarized below (in millions, except per share amounts):

                                        1ST                     2ND                     3RD              4TH
                                      QUARTER                 QUARTER                 QUARTER          QUARTER
                               ---------------------   ---------------------   ---------------------   --------
                                   AS                      AS                      AS
                               PREVIOUSLY      AS      PREVIOUSLY      AS      PREVIOUSLY      AS
2000                            REPORTED    RESTATED    REPORTED    RESTATED    REPORTED    RESTATED
----                           ----------   --------   ----------   --------   ----------   --------

Revenues.....................    $359.6      $359.6      $375.1      $375.1      $381.2      $381.2     $ 441.0
                                 ------      ------      ------      ------      ------      ------     -------
Pre-tax income...............      14.2        10.6        52.9        49.4        45.2        41.3        67.2
                                 ------      ------      ------      ------      ------      ------     -------
Net income...................      10.2         7.0        27.1        23.9        24.2        20.8         9.9
                                 ------      ------      ------      ------      ------      ------     -------
Net income per share:
  Basic......................      0.21        0.14        0.55        0.48        0.48        0.42        0.20
  Diluted....................      0.20        0.14        0.54        0.47        0.47        0.41        0.19
                                 ------      ------      ------      ------      ------      ------     -------



                                        1ST                     2ND                     3RD                     4TH
                                      QUARTER                 QUARTER                 QUARTER                 QUARTER
                               ---------------------   ---------------------   ---------------------   ---------------------
                                   AS                      AS                      AS                      AS
                               PREVIOUSLY      AS      PREVIOUSLY      AS      PREVIOUSLY      AS      PREVIOUSLY      AS
1999                            REPORTED    RESTATED    REPORTED    RESTATED    REPORTED    RESTATED    REPORTED    RESTATED
----                           ----------   --------   ----------   --------   ----------   --------   ----------   --------

Revenues.....................    $303.4      $303.4      $355.7      $355.7      $356.7      $356.7      $423.6      $423.6
                                 ------      ------      ------      ------      ------      ------      ------      ------
Pre-tax income (loss)........      12.4         9.4        37.7        34.4       (42.1)      (44.6)       74.7        72.0
                                 ------      ------      ------      ------      ------      ------      ------      ------
Net income (loss)............       7.2         4.5        21.0        18.1       (31.6)      (34.1)       42.2        39.7
                                 ------      ------      ------      ------      ------      ------      ------      ------
Net income (loss) per share:

  Basic......................      0.16        0.10        0.45        0.38       (0.66)      (0.71)       0.87        0.82
  Diluted....................      0.15        0.10        0.43        0.37       (0.66)      (0.71)       0.85        0.80
                                 ======      ======      ======      ======      ======      ======      ======      ======



------------------------

Note: The full-year net income (loss) per share may not equal the sum of the quarterly amounts.

    The following table shows the high and low sale price of True North's common stock and dividends paid each quarter since January 1, 1999:

                                             PRICE RANGE
                                         -------------------   DIVIDENDS
                                           HIGH       LOW      DECLARED
                                         --------   --------   ---------

2000

1st       quarter......................    $47 3/8    $34 7/8    $0.15
2nd       quarter......................     46 13/16    34 7/8    0.15
3rd       quarter......................     52 7/8     35 1/4     0.15
4th       quarter......................     44 1/16    32 9/16    0.15

1999

1st       quarter......................    $34 1/8    $22 1/2    $0.15
2nd       quarter......................     30         23 1/16    0.15
3rd       quarter......................     36 7/8     28 1/8     0.15
4th       quarter......................     47         35 3/16    0.15



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. SUBSEQUENT EVENT

    On March 19, 2001, True North and The Interpublic Group of Companies, Inc. (Interpublic) announced that they had reached a definitive agreement whereby it is contemplated that a subsidiary of Interpublic will merge with and into True North in a pooling of interests transaction that will result in True North becoming a wholly-owned subsidiary of Interpublic. Under the terms of the agreement, Interpublic will exchange 1.14 shares of its common stock for each outstanding share of True North common stock. The transaction is subject to, among other conditions, the approval of True North shareholders and regulatory approvals in various jurisdictions. True North anticipates the completion of the transaction in the summer of 2001.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of True North Communications Inc.:

    We have audited the accompanying consolidated balance sheets of True North Communications Inc. (a Delaware corporation) and Subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Publicis Communication for the year ended December 31, 1998. The Company's equity in its net earnings was $3.7 million for the year ended December 31, 1998. The financial statements of Publicis Communication were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Publicis Communication, is based solely upon the report of the other auditors.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of True North Communications Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

    As explained in Note 2 to the consolidated financial statements, the Company has given retroactive effect to the change in accounting for amortization of intangible assets.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP
Chicago, Illinois,
March 20, 2001




                 TRUE NORTH COMMUNICATIONS INC. AND SUBSIDIARIES
              UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      FOR THE THREE MONTHS ENDED MARCH 31,
                      2001 AND 2000 (Amounts in thousands,
                            except per share amounts)

                                            Three Months Ended March 31,
                                                2001            2000

 Commissions and Fees                      $   356,058     $   359,588
 Operating Expenses:
  Salaries and employee benefits               227,834         229,355

  Office and general                           105,544         117,117
   Total operating expenses                    333,378         346,472
 Operating Income                               22,680          13,116
 Other Income (Expense):
  Interest income                                1,406           1,673
   Interest expense                             (3,582)         (3,858)

  Gains on sales of operations and other         1,677            (280)
   Total other income (expense)                   (499)         (2,465)
 Income Before Taxes, Minority
  Interest and Equity Income                    22,181          10,651
  Provision for income taxes                     9,761           5,693
 Income Before Minority
   Interest and Equity Income                   12,420           4,958
  Minority interest income (expense)            (2,000)          1,524

  Equity income (loss) of affiliates              (734)           517
 Net Income                                $     9,686     $     6,999
 Per Share Information:
  Basic earnings per share                 $      0.19     $      0.14
  Diluted earnings per share               $      0.19     $      0.14
  Average common shares outstanding             50,187          48,941
  Average common shares outstanding,
    assuming dilution                           51,431          50,447
  Cash dividends per common share          $      0.15     $      0.15



          See accompanying notes to consolidated financial statements.

-------------------------------------------------------------------------------


                 TRUE NORTH COMMUNICATIONS INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                MARCH 31, 2001 (UNAUDITED) AND DECEMBER 31, 2000
                             (Amounts in thousands)


                                               March 31,      December 31,
                                                 2001            2000
 CURRENT ASSETS:
  Cash and cash equivalents                $    66,883     $   136,322
   Marketable securities                           190             180

  Accounts receivable, net                     880,751       1,048,793

  Expenditures billable to clients              62,127          58,422

  Other current assets                          43,779          39,877
   Total current assets                      1,053,730       1,283,594
 NONCURRENT ASSETS:
  Property and equipment, net                  163,172         166,076
   Goodwill, net                               467,885         458,747
   Investment in affiliated companies           90,067          92,803

  Other noncurrent assets                       79,766          62,070
   Total noncurrent assets                     800,890         779,696
    Total assets                           $ 1,854,620     $ 2,063,290
 CURRENT LIABILITIES:
  Accounts payable                         $   871,889     $ 1,160,974

  Short-term bank borrowings                   149,931          45,540

  Income taxes payable                          31,450          39,117

  Current portion of long-term debt             10,928          11,736

  Accrued expenses                             196,835         229,143
   Total current liabilities                 1,261,033       1,486,510
 NONCURRENT LIABILITIES:
  Long-term debt                                26,738          26,730

  Liability for deferred compensation           82,315          75,459

  Other noncurrent liabilities                  70,918          69,608
   Total noncurrent liabilities                179,971         171,797
 STOCKHOLDERS' EQUITY:
  Preferred stock                                   --              --

  Common stock                                  16,754          16,656

  Paid-in capital                              352,236         342,404

  Retained earnings                             71,851          69,704

  Unrealized gain on marketable securities          91              89

  Cumulative translation adjustment            (25,553)        (21,017)

  Less--treasury stock                             (35)            (35)

  Less--deferred compensation                   (1,728)         (2,818)
   Total stockholders' equity                  413,616         404,983
    Total liabilities and
    stockholders' equity                   $ 1,854,620     $ 2,063,290



          See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------


                 TRUE NORTH COMMUNICATIONS INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000
                             (Amounts in thousands)


                                                          Three Months Ended
                                                                March 31,
                                                          2001           2000
 Cash flows used by operating activities:

  Net income                                          $    9,686    $    6,999

  Adjustments to reconcile net income
  to net cash used by operating activities:

     Depreciation and amortization                        17,643       20,480

     Equity income                                           734          (517)

     Other                                                 3,025         4,584

  Changes in assets and liabilities,
  net of acquisitions:

     Accounts receivable                                 180,941          (518)

     Other assets                                        (31,155)      (22,565)

     Accounts payable and accrued expenses              (316,537)      (11,112)
      Net cash used by operating activities:            (135,663)       (2,649)
 Cash flows used by investing activities:

  Purchases of property and equipment                    (13,550)      (10,730)

  Acquisitions and investments in businesses             (18,068)      (34,253)

  Maturities of short-term investments                       --         16,502
   Net cash used by investing activities                 (31,618)      (28,481)
 Cash flows provided by financing activities:

  Increase in short-term bank borrowings                 104,015        37,525

  Proceeds from issuance of common stock                   4,623         8,098

  Payments of long-term debt                                (800)       (1,322)

  Cash dividends paid                                     (7,539)       (7,369)

  Payments for purchases of common stock                     --         (3,046)
   Net cash provided by financing activities             100,299        33,886
 Effects of exchange rates on cash                        (2,457)       (1,325)
 Net increase (decrease) in cash and cash equivalents    (69,439)        1,431
 Cash and cash equivalents at beginning of year          136,322       118,265
 Cash and cash equivalents at end of period           $   66,883   $   119,696


          See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------


                 TRUE NORTH COMMUNICATIONS INC. AND SUBSIDIARIES
         UNAUDITED NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000
                 (Amounts in millions, except per share amounts)

1.  Basis of Presentation

    The condensed consolidated financial statements included herein have been prepared by True North without audit, and include all adjustments, consisting only of normal recurring accruals, which True North considers necessary for a fair presentation. The condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in True North's 2000 Annual Report on Form 10-K.

    The operating results for the first three months of the year are not necessarily indicative of the results for the year or other interim periods.

2.  Acquisitions

    In the first three months of 2001, the cost of advertising and communication agencies acquired by True North in transactions accounted for as purchases, as well as earnout payments associated with prior acquisitions, was $21.6 million. The excess of the purchase price over the fair value of net tangible assets acquired was $21.6 million and is being amortized over periods not exceeding 20 years.

3.  Restructuring and Other Charges

    As a result of the loss of the Chrysler account, True North recorded a $17.5 million pre-tax charge ($10.0 million after-tax or $0.20 per diluted share) in the fourth quarter of 2000. The charge covered primarily severance, lease termination and other exit costs associated with the decision to close the Detroit office. The severance portion of the charge amounted to $5.8 million and reflected the elimination of approximately 250 positions. The charge also included $11.4 million associated primarily with the lease termination of the Detroit office, as well as other exit costs. In addition, an impairment loss of $5.5 million was recorded for intangible assets that are no longer recoverable. Offsetting these charges was a $5.2 million payment from Chrysler to compensate True North for severance and other exit costs. As of March 31, 2001, 176 people had been terminated at a cost of $3.7 million and $2.8 million of lease termination costs and other exit costs had been charged against the liability, of which $1.2 million represented cash payments.

4.  Comprehensive Income

    True North classifies its comprehensive income, which includes foreign currency translation adjustments and unrealized gains and losses on marketable securities available for sale, as a separate component of stockholders' equity. Total comprehensive income for the three months ended March 31, 2001 and 2000 was as follows:

                                                        Three Months Ended
                                                             March 31,
                                                          2001      2000

      Net income                                        $   9.7   $  7.0
      Foreign currency translation                         (4.5)    (2.5)
      Unrealized gains (losses) on marketable
      securities, net of
      deferred income taxes of $0.0 and $(0.2),
      respectively                                           --     (0.3)
      Total comprehensive income                        $   5.2   $  4.2



5.  Contingencies

    True North is a party to several lawsuits incidental to its business. It is not possible at the present time to estimate the ultimate liability, if any, of True North with respect to such litigation; however, management believes that any ultimate liability will not be material in relation to True North's consolidated results of operations or financial position.

--------------------------------------------------------------------------------

6.  Merger with Interpublic Group

    On March 19, 2001, True North and The Interpublic Group of Companies, Inc. (Interpublic) announced that they had reached a definitive agreement whereby it is contemplated that a subsidiary of Interpublic will merge with and into True North in a pooling of interests transaction that will result in True North becoming a wholly-owned subsidiary of Interpublic. Under the terms of the agreement, Interpublic will exchange 1.14 shares of its common stock for each outstanding share of True North common stock. The transaction is subject to, among other conditions, the approval of True North shareholders and regulatory approvals in various jurisdictions.

    On May 9, 2001, Interpublic filed a Form S-4 registration statement with the Securities and Exchange Commission. In addition, True North has scheduled a shareholders' meeting for June 19, 2001 to vote on the proposed merger. True North anticipates the completion of the transaction in the summer of 2001.

--------------------------------------------------------------------------------

(b)  Pro forma financial information.  Not applicable.

(c)  Exhibit 23.1: Consent of Independent Public Accountants.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   THE INTERPUBLIC GROUP OF
                                    COMPANIES, INC.

Date: August 23, 2001              By:  /s/ Nicholas J. Camera
                                        ------------------------------
                                        Nicholas J. Camera
                                        SENIOR VICE PRESIDENT, GENERAL
                                        COUNSEL AND SECRETARY

                                 EXHIBIT INDEX

Exhibits.

23.1    Consent of Independent Public Accountants